May 11, 2010

Heather Grahame

Dear Heather,

NorthWestern Energy is pleased to offer you the full-time position of Vice President and General Counsel with an anticipated start date of August 2, 2010.  Our offer is based on the following provisions:

1. Your base salary will be $11,480 bi-weekly for an annual equivalent of $298,480.

2. You will be paid on a bi-weekly basis via direct deposit.

3.     For your position, NorthWestern Energy currently assigns a short-term target incentive (STIP) level of forty percent (40%) and a long-term target incentive (LTIP) level of fifty-five percent (55%) of earned base salary.  Actual award, if any, is subject to company and individual performance.  Plan provisions and target incentive levels may be subject to change.

4.     You will be granted entrance into the Company’s 2010 Long Term Incentive Plan in accordance with Plan provisions and your long-term incentive target. A copy of the Plan is attached for your convenience.

5.   You will receive a one-time lump sum payment of $100,000 (less applicable taxes) in the first regularly scheduled payroll after your actual start date. Should your employment with NorthWestern end for any reason within 365 days of your actual start date, you agree to reimburse in cash one-half ($50,000) to NorthWestern.

6. You will be granted fifteen years of service credit for the purpose of Paid Time Off (PTO).

7.     You will be offered a one-time stock grant of 3,000 shares of the Company’s common stock, with one-third vesting on your one-year anniversary date, one-third vesting on your second-year anniversary date, and the remaining one-third vesting on your third-year anniversary date. Any unvested shares will be forfeited by you should your employment with NorthWestern Energy end.

8. You are eligible for relocation assistance, in accordance with NorthWestern Energy’s Relocation Policy, as follows:

a.	Lump Sum Allowance – A lump sum relocation payment in the amount of $30,000, less all applicable taxes.

b.	Moving of Household Goods – Direct payment to an authorized moving company for moving your household goods from your current residence to Helena, Montana.

9.     You must establish residence in your assigned work location of Helena, Montana.  We expect your full household relocation to be completed on or before October 31, 2011.  After this date, you will no longer be eligible for relocation assistance, and your employment may be terminated.

10. You must sign and return the attached Employee Relocation Repayment Agreement and the remainder of your new hire paperwork before any payment can be made.

11.  You will be reimbursed through Accounts Payable for transitional expenses for reasonable travel to your home in Anchorage and/or temporary accommodation in Helena, not to exceed $3,000 per month or $36,000 total from acceptance of this offer to October 31, 2011, or your permanent household relocation occurs, whichever comes first,.  You must submit an expense report and receipts for reimbursement of actual expenses.

12.  Under Montana law, you will be considered a probationary employee for 180 days from the date of your actual start.  During this probationary time your employment may be terminated for any reason, with or without notice.

13. This offer is contingent upon the following:

a.     In order to promote an ethical business environment, we require all new employees to read and understand NorthWestern Energy’s Code of Business Conduct and Ethics (Code of Conduct).  To indicate that you have done so, you must sign and return the Acknowledgement page from the Code of Conduct.  If you have any questions about the Code of Conduct, please contact Kari Stormo, HR Generalist, at 605-978-2823.

b. You must consent to and receive satisfactory results from a background check.

Heather, we look forward to you joining the NorthWestern Energy team.  This letter represents NorthWestern Energy’s offer to you.  If your understanding of our offer differs in any way, please contact me immediately at 406-497-2354 or Kari Stormo at 605-978-2823.  If you agree to this offer, please sign this letter and return it to Kari Stormo by May 17, 2010.

Sincerely,

Robert C. Rowe
President and Chief Executive Officer

☐ Agreed to and accepted by: ________________________	Date: ______________________
☐ Declined by: _____________________________________	Date: ______________________